Exhibit 10.3

December 10, 2014

Ms. Janice E. Stipp
350 Keswick Rd
Bloomfield Hills, MI 48304

Ms. Stipp:

You acknowledge that you are a party to an employment letter dated October 10, 2011 with Tecumseh Products Company ("us") that provides that while employed by us, you are eligible for our incentive plan each year with a target performance opportunity to earn 150% of your base salary or higher. Because of our low stock price, decision not to award restricted stock units in 2014 and decision to keep your stock option plan award consistent with the grants to other officers, your annual cash incentive award (with a target of 65% of your base salary) and non-qualified stock option grant did not give you a performance opportunity to earn 150% of your base salary as required by your employment letter. Therefore, our Board of Directors approved a cash payment of $150,000 to you in exchange for your waiver of this incentive opportunity for 2014.

In exchange for receiving the cash payment of $150,000, you hereby waive and release us from any liabilities and obligations relating to incentive plan or incentive or bonus compensation provisions of your employment letter or any other document, agreement or arrangement for 2014.

If this letter accurately reflects your understanding and your waiver and release as set forth above, please return a signed copy of this letter to us. The cash payment of $150,000 will be made to you on the next regular payroll date after we receive your signature on this letter. If you should have any questions, please contact Roger Jackson.

TECUMSEH PRODUCTS COMPANY

By: /s/ Roger A. Jackson
Roger Jackson
Vice President Global Human Resources

cc: Patrick T. Duerr, Esq.
AGREED:

By: /s/ Janice E. Stipp                        Dated: December 10, 2014
Janice E. Stipp